Exhibit 5(a)

VINGE

AB Svensk Exportkredit	Stockholm,
(Swedish Export Credit Corporation)	28 May 2004
Västra Trädgårdsgatan 11B
S-10327 Stockholm
Sweden

Gentlemen:

We have acted as Swedish counsel to Aktiebolaget Svensk Exportkredit (Swedish Export Credit Corporation), a Swedish limited liability company (the “Company”) in connection with the preparation and filing with the United States Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended, of the Company’s registration statement on Form F-3 (such registration statement, as amended to the date hereof, being hereinafter referred to as the “Registration Statement”) relating to the offering from time to time, as set forth in the Registration Statement, the prospectus (the “Prospectus”) and the supplement to the Prospectus (the “Prospectus Supplement”) contained therein  and one or more additional supplements to the Prospectus, of the Company’s unsecured debt securities (the “Debt Securities”) having an aggregate initial public offering price of up to approximately U.S.$ 4,100,000,000 or the equivalent thereof in one or more currencies, including composite currencies, other than U.S. dollars.  The Debt Securities are to be issued in one or more series in accordance with the provisions of the indenture (the “1991 Indenture”), dated as of August 15, 1991 between the Company and JP Morgan Trust Company, National Association (as successor in interest to The First National Bank of Chicago), as trustee (the “Trustee”), as anticipated to be supplemented by a supplemental indenture (the “Supplemental Indenture”) (the 1991 Indenture, as to be so supplemented, the “Indenture”).

In connection with the foregoing, we have examined originals or copies of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this letter, including the following:

A.                                   A copy of the Articles of Association (Sw. bolagsordning) of the Company adopted on April 26, 2004 and approved by the government of the Kingdom of Sweden as of May 6, 2004;

B.                                     A copy of the Certificate of Registration (Sw. registreringsbevis) of the Company dated March 23, 2004;

C.                                     A copy of the 1991 Indenture filed with the Commission as an exhibit incorporated by reference into the Registration Statement;

D.                                    A form of the Supplemental Indenture filed with the Commission as an exhibit to the Registration Statement; and

E.                                      A copy of the minutes of the meeting of the Board of Directors of the Company held on March 25, 2004.

For the purposes of this letter we have, except as set out herein, made no examination of the files or records of any company or any governmental or regulatory agency or authority or any other entity or person nor have we examined any other documents or instrument than those explicitly set out herein.

Based on the foregoing, it is our opinion that:

1                                          The Company is a limited liability company duly organised under the laws of Sweden and is not in liquidation (Sw. likvidation) or bankruptcy (Sw. konkurs) nor subject to business reorganisation (Sw. företagsrekonstruktion) and to the best of our knowledge (without having made any specific inquiry save for a search in the Swedish Company Registry) no steps have been taken or are being taken to wind up (Sw. likvidera) the Company.

2.                                       The 1991 Indenture has been duly authorised, executed and delivered by the Company and, assuming due authorisation, execution and delivery of such document by the Trustee, the 1991 Indenture is a valid and legally binding instrument of the Company enforceable in accordance with its terms under the laws of Sweden.

3.                                       The Supplemental Indenture has been duly authorised by the Company and, assuming due authorisation, execution and delivery of such document by the Trustee and further assuming due execution and delivery of such document by the Company, each of the Supplemental Indenture and the Indenture will be valid and legally binding instruments of the Company enforceable in accordance with its terms under the laws of Sweden.

4.                                       When the issuance, execution and delivery by the Company of the Debt Securities of a series have been duly authorised by all necessary corporate action of the Company in accordance with the provisions of the Indenture, and when such Debt Securities have been duly executed and delivered by the Company, authenticated by the Trustee and sold as described in the Registration Statement, the Prospectus and the supplement or supplements to the Prospectus relating to such Debt Securities, such Debt Securities will constitute valid and legally binding unsecured general obligations of the Company enforceable in accordance with their terms under the laws of Sweden and entitled to the benefits of the Indenture.

The opinions expressed above are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally (including but not limited to the Council Regulation (EC) No 1346/2000 of 29 May 2000 on insolvency proceedings) and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law.

In rendering the foregoing opinions, we have relied as to certain factual matters upon certificates and statements of officers of the Company and of public officials and we have further assumed the genuineness of all signatures on all documents and the completeness and conformity to original documents of all copies submitted to us. Nothing in this opinion must be taken as indicating that the obligations discussed herein would be enforceable prior to other unsecured general obligations of the Company.

We express no opinion whatsoever as to the laws of any jurisdiction other than Sweden.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm in the Prospectus, without admitting that we are “experts” under the United States Securities Act of 1933, as amended, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,
ADVOKATFIRMAN VINGE KB